                          EL PASO NATURAL GAS COMPANY

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                             (Dollars in Millions)


                                                                                Year Ended December 31,
                                                              --------------------------------------------------------
                                                                 1994         1993        1992        1991        1990
                                                                 ----         ----        ----        ----        ----
 Earnings
     Income (loss) from continuing operations  . . . . .         $ 90         $ 92         $76        $ 89        $ 83
     Income taxes (benefit)  . . . . . . . . . . . . . .           58           59          47          52          45
                                                                 ----        -----        ----        ----        ----
     Income (loss) from continuing operations before
         income taxes  . . . . . . . . . . . . . . . . .          148          151         123         141         128
     Interest and debt expense . . . . . . . . . . . . .           76           71          68          74          89
     Interest component of rent  . . . . . . . . . . . .            3            3           3           2           2
                                                                -----        -----       -----       -----       -----
         Total Earnings Available for Fixed Charges  . .         $227         $225        $194        $217        $219
                                                                 ====         ====        ====        ====        ====

 Fixed Charges
     Interest and debt expense . . . . . . . . . . . . .           76           71          68          74          89
     Interest component of rent  . . . . . . . . . . . .            3            3           3           2           2
                                                                -----        -----       -----       -----        ----
         Total Fixed Charges . . . . . . . . . . . . . .         $ 79         $ 74        $ 71        $ 76        $ 91
                                                                 ====         ====        ====        ====        ====

 Ratio of Earnings to Fixed Charges and Ratio of
     Earnings to Combined Fixed Charges and Preferred and
     Preference Stock Dividend Requirements(1) . . . . .
                                                                2.87x        3.04x       2.73x       2.86x       2.41x

___________________________
(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since EPG has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.